Core Laboratories N.V. Board Succession Plan
Approved March 2, 2011

Core Laboratories N.V. (“Core”) is taking steps to bring new membership to its Board of Supervisory Directors (the “Board”) in order to remain proactive in the emerging best practices of corporate governance.  The current Board includes some members who helped guide the Company through its IPO in 1995 and its current eight members have served together since 2004.  We are aware of current trends regarding board membership and length of service and the importance of rotating new members onto the Board with the fresh infusion of new ideas that would bring.  Accordingly, we have developed a plan of replacing one existing director each year over the next six years.  Pursuant to our Articles of Association, board members may only be elected to three year terms, thus achieving this plan will require the detailed steps described below.

This plan is based on current events and knowledge of Board members’ and the Board’s intent at this point in time. While the timeline below is a statement of current intent, the final selection and nomination of any person to be a Supervisory Director at future meetings after 2011, including incumbent members, could change and will be subject to the final approval of our Nominating and Governance Committee and the Board. Any re-nomination of a current member of the Board will be made after careful consideration and depend on the contribution of the member in the previous years and whether he/she brings important experience to the Board as a whole.

We are implementing the plan starting this year effective as of the 2011 Annual Shareholder meeting and as of the dates of the annual shareholder meetings in future years.

1.
In 2011, Mr. Jacobus Schouten, who is one of our original directors since Core became public in 1995, will resign from the Board effective at the 2011 annual meeting. The Board, through its Nominating and Governance Committee, will nominate a replacement for Mr. Schouten for a new three year term and such details will be addressed in Core’s 2011 proxy statement.  The existing three Class I directors, Messrs. Demshur, Joyce and Kearney, will be re-nominated for new three year terms.

After 2011, we envision the following steps:

2.
In 2012, Mr. Lex Vriesendorp, whose term expires in 2012 and who was first elected to the Board in 2000, will not be re-nominated to the Board for election at the 2012 annual meeting. The Board will nominate a replacement for Mr. Vriesendorp for a three year term and such details will be addressed in Core’s 2012 proxy statement.  The one remaining Class III director, Mr. Bergmark, will be considered for re-nomination for a new three year term at that time.

3.
In 2013, Mr. Joe Perna, whose term expires in 2013 and who was one of our original directors in 1995, will not be re-nominated to the Board for election at the 2013 annual meeting. The Board will nominate a replacement for Mr. Perna for a three year term and such details will be addressed in Core’s 2013 proxy statement.  The one remaining Class II director, Mr. Ogren, will be considered for re-nomination for a new three year term at that time.  In connection with this, Mr. Perna will resign from the Audit and Compensation Committees of Core, effective March 1, 2011 and Mr. Ogren will be appointed to the Audit Committee effective that same date.

4.
In 2014, Mr. Rene Joyce, whose term expires in 2014 (if re-elected in 2011) and who was first elected to the Board in 2000, will not be re-nominated for election at the 2014 annual meeting, but his replacement and the other three directors elected in 2011 will be considered for re-nomination for new three year terms at that time and such details will be addressed in Core’s 2014 proxy statement.

5.
In 2015, Mr. John Ogren, whose term would expire in 2016 (if re-elected in 2013) and who was first elected to the Board in 2000, will resign from the Board effective at the 2015 annual meeting. The Board will nominate a replacement for Mr. Ogren for a new three year term and such details will be addressed in Core’s 2015 proxy statement.  The other two directors elected in 2012 who remain on the Board in 2015 will be considered for re-nomination for new three year terms at that time.

6.
In 2016, Mr. Michael Kearney, whose term would expire in 2017 (if re-elected in 2011 and 2014) and who was first elected to the Board in 2004, will resign from the Board effective at the 2016 annual meeting. The Board will nominate a replacement for Mr. Kearney for a new three year term and such details will be addressed in Core’s 2016 proxy statement. The one director elected in 2013 who remains on the Board in 2016 will be considered for re-nomination for a new three year term at that time.

7.	In 2017, the three directors remaining on the Board from the 2014 election will be considered for re-nomination for new three year terms at that time.

8.
By 2017, the Board’s eight members will be back on schedule to be elected in three equal classes with three members to be elected in 2017, three members to be elected in 2018 and two members to be elected in 2019 and continuing on that pattern thereafter.